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                                                                       Exhibit 2

                      CERTIFICATE OF OWNERSHIP AND MERGER

                                    MERGING

                             GATX RAIL CORPORATION
                            (a New York corporation)

                                      INTO

                            GATX CAPITAL CORPORATION
                            (a Delaware corporation)

                                 * * * * * * *

Pursuant to Section 253 of the General Corporation Law of the State of Delaware, GATX Rail Corporation, a corporation organized and existing under the laws of New York (the "Company"),

DOES HEREBY CERTIFY:

         FIRST: That the Company was incorporated on the 2nd day of June, 1975, pursuant to the Business Corporation Law of the State of New York.

         SECOND: That the Company owns at least ninety percent of the outstanding shares of the stock of GATX Capital Corporation, a corporation incorporated on the 9th day of January, 1968, pursuant to the General Corporation Law of the State of Delaware ("GATX Capital").

         THIRD: That the Board of Directors of the Company (the "Board") by the following resolutions of the Board, duly adopted on June 29, 2001 by the unanimous written consent of the members of the Board and filed with the minutes of the Board, determined to merge itself into said GATX Capital:

         RESOLVED, that GATX Rail Corporation, a New York corporation
     (the "Company"), shall merge, and it hereby does merge itself into GATX Capital Corporation, a Delaware corporation ("GATX Capital"), with GATX Capital being the surviving corporation in the merger and assuming all of the obligations of the Company (in such capacity, the "Surviving Corporation").



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         FURTHER RESOLVED, that the merger shall be effective as of the close of business on July 31, 2001.

         FURTHER RESOLVED, that the terms and conditions of the merger are as follows:

               (a) from and after the effective time of the merger, all of the estate, property, rights, privileges, powers, and franchises of the Company shall become vested in and be held by the Surviving Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by the Company, and the Surviving Corporation shall assume all of the obligations of the Company.

               (b) No pro rata issuance of the shares of stock of GATX Capital which are owned by the Company immediately prior to the effective time of the merger shall be made, and such shares shall be surrendered and extinguished.

               (c) Each share of Common Stock, $1.00 par value, of the Company which shall be issued and outstanding immediately prior to the effective time of the merger shall be converted into (i) 1,031.25 shares of Common Stock, $1.00 par value, of the Surviving Corporation, and (ii) 1,027.05 shares of Series A Convertible Preferred Stock, $1.00 par value, of the Surviving Corporation; and, from and after the effective time of the merger, the holder of all of said issued and outstanding shares of Common Stock of the Company shall automatically be and become the holders of shares of Common Stock and Series A Convertible Preferred Stock of the Surviving Corporation upon the basis above specified, whether or not certificates representing said shares are then issued and delivered.

               (d) After the effective time of the merger, each holder of record of any outstanding certificate or certificates theretofore representing Common Stock of the Company may surrender the same to the Surviving Corporation at its office in Chicago, Illinois, and such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing shares of Common Stock and Series A Convertible Preferred Stock of the Surviving Corporation upon the basis above specified. Until so surrendered, each outstanding certificate which prior to the effective time of the merger represented one or more shares of Common Stock of the Company shall be deemed for all corporate purposes to evidence ownership of such shares of Common Stock and Series A Convertible Preferred Stock of the Surviving Corporation.



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               (e) From and after the effective time of the merger, the
          Certificate of Incorporation of the Surviving Corporation and the By-Laws of the Surviving Corporation shall be the Certificate of Incorporation and the By-Laws of GATX Capital as in effect immediately prior to such effective time; provided, however, that the Certificate of Incorporation of the Surviving Corporation, upon the effective time of the merger, shall be amended to read as follows:

                "1. The name of the Corporation is GATX Financial Corporation.

               (f) The members of the Board of Directors and officers of the Surviving Corporation shall be the members of the Board of Directors and the corresponding officers of GATX Capital immediately before the effective time of the merger.

          FURTHER RESOLVED, that the proposed merger shall be submitted to the sole stockholder of the Company for its approval.

          FURTHER RESOLVED, that, upon receipt of such approval of the sole stockholder of the Company, each of the officers of the Company be and he or she is hereby directed to make and execute a Certificate of Ownership and Merger for filing with the Secretary of State of the State of Delaware and a Certificate of Merger for filing with the State of New York, and to execute and deliver such other documents and to do all other and further acts and things whatsoever which may be necessary or proper to effect said merger.

     FOURTH: That each of the merger and the foregoing amendment to the Certificate of Incorporation of the Surviving Corporation has been approved by the holder of all the outstanding stock of the Company by written consent, filed with the minutes of the Board.

     FIFTH: Anything herein or elsewhere to the contrary notwithstanding, this merger may be amended or terminated and abandoned by the Board at any time prior to the time that this merger filed with the Secretary of State becomes effective.


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         IN WITNESS WHEREOF, this Certificate of Merger has been executed by an authorized person this 30th day of July, 2001.


                                       GATX RAIL CORPORATION


                                       By:             /s/ David M. Edwards
                                              ----------------------------------
                                       Name:                David M. Edwards
                                       Title:               President